Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Woodland Holdings Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “   Four (4)   ” so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which this Corporation is authorized to issue is 100,000,000 shares of Common Stock, par value $ . 01 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this

   9th    day of    November    , 2015  .

By:	/s/ V. Chase McCrea III
Authorized Officer

Title:	Division of Corporations
Chief Financial Officer

Name:	V. Chase McCrea III
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49PM 11/09/2015
FILED 03:49PM 11/09/2015
SR 20150842516 – File Number 4646903